This presentation includes forward-looking statements which
reflect the Company’s current views with respect to future
events and financial performance, but involve uncertainties
that could significantly impact results. The Private Securities
Litigation Reform Act of 1995 provides a “safe harbor” for
such forward-looking statements.

Financial Highlights
For FYE 1/31
	2010	2009
Net Sales	$80.1	$103.4
Gross Profit %
S, G & A	$20.9	$22.0
Operating Income	$6.5	$14.1
Net Income	$4.4	$9.9
Diluted EPS	$0.30	$0.65
Cash Flows from Operating Activities	$15.6	$12.1
34.2%
34.9%
(in 000’s, except per share amounts)

Cash Flows from Operating Activities
For FYE 1/31
$3.9
$9.9
$12.1
$15.6

Strong Financial Condition
1/31/2010
Cash
Total Assets
Total Debt
Shareholders’ Equity
Millions ($)
31.4
$104.6
4.1
81.0
$2.14
per share
Debt to Equity
Ratio = 5.0%
$
$
$

35 Straight Years of Dividends
For FYE 1/31
$.191
$.207
$.230
$.240

The Year in Review

Continuous Improvement
• Created Met-Pro Environmental Air Solutions
 – Consolidation of Duall, Flex-Kleen and
    Systems business units
• Established Met-Pro Industrial Services Inc.
• Increased global sales coverage
• Invested in research and development
 – Producing new products
 – Improving existing products

Continuous Improvement
• Lowered our costs and improved our
 efficiencies through:
 – “Lean” enterprise initiative
 – Global sourcing
 – More effective logistics
 – Flexible manufacturing strategy
 – Value engineering
 – Disciplined cost management

Looking Ahead

Looking Ahead
• Maintain flexibility and resourcefulness to respond
 accordingly to economic conditions
• Exercise sound financial management
 – Continue to deploy cash on a basis consistent with
 our strategy and long-term objectives

Looking Ahead
• Utilize our strong balance sheet to support
 investments to:
 – Further enhance our efficiency initiatives
 – Develop/acquire exciting new products
 – Pursue acquisition opportunities

Looking Ahead
• Capitalize on global niche-oriented growth
 opportunities through:
 – Strong customer focus
 – Geographic expansion
 – New product introductions
 – Accretive acquisitions, technology licensing and
 strategic business partnerships
 – Leveraging existing relationships to maximize
 penetration of Met-Pro products
 – Optimization of synergies within Met-Pro

Looking Ahead
• Continue to expand margins through:
 – Pricing power
 – Single source solutions
 – Global sourcing
 – Volume discounts
 – Consolidation
 – Leveraged operating expenses
 – Improved project execution
 – Lean enterprise/continuous improvement
 – Disciplined cost management

Summary